As filed with the Securities and Exchange Commission on May 28, 2009

Registration No. 333-37000

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NIC INC.

(Exact name of registrant as specified in its charter)

Delaware	52-2077581
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

25501 West Valley Parkway, Suite 300 Olathe, Kansas	66061
(Address of Principal Executive Offices)	(Zip Code)

1999 Stock Option Plan of SDR Technologies, Inc.

(Full title of the plan(s))

William F. Bradley, Jr., Esq.

Chief Operating Officer, General Counsel and Secretary

NIC Inc.

25501 West Valley Parkway, Suite 300

Olathe, Kansas 66061

(Name and address of agent for service)

(877) 234-3468

(Telephone number, including area code, of agent for service)

Copy to:

John A. Granda, Esq.

Stinson Morrison Hecker LLP

1201 Walnut, Suite 2900

Kansas City, MO 64106

(816) 842-8600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☒
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
See below (1)	N/A	N/A	N/A	N/A

(1)           No additional securities are to be registered, and registration fees were paid upon filing of the original Registration Statement on Form S-8 (Registration No. 333-37000). Therefore, no further registration fee is required.

EXPLANATORY NOTE

On May 7, 2009, NIC Inc., a Colorado corporation (the “Predecessor Registrant”), completed a reincorporation to the State of Delaware pursuant to the Plan of Conversion as approved by the shareholders at the annual meeting of shareholders held on May 5, 2009.  This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-37000), filed with the Securities and Exchange Commission (the “SEC”) on May 15, 2000 by the Predecessor Registrant (as amended, the “Registration Statement”), relating to the Predecessor Registrant’s 1999 Stock Option Plan of SDR Technologies, Inc. (the “Plan”), is being filed by NIC Inc., a Delaware corporation (the “Registrant”) pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), as the successor issuer to the Predecessor Registrant following the reincorporation.  In accordance with Rule 414(d) under the Securities Act, the Registrant, as successor to the Predecessor Registrant, hereby expressly adopts the Registration Statement as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “SEC”), this Registration Statement omits certain information specified in Part I of Form S-8.  The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible employees as specified in Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed (other than the portions of those documents furnished or otherwise not deemed to be filed) by the Registrant with the SEC are hereby incorporated by reference in this Registration Statement:

•      The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on March 13, 2009, including portions of the Registrant’s Annual Proxy Statement filed with the SEC on March 27, 2009 that are incorporated by reference therein;

•      The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed with the SEC on May 5, 2009;

•      The Registrant’s Current Reports on Form 8-K filed with the SEC on February 4, 2009, February 9, 2009, and May 11, 2009; and

•      The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A/A (File No. 000-26621) filed with the SEC on May 28, 2009, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed (other than the portions of those documents furnished or otherwise not deemed to be filed) by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Officers and Directors.

As permitted by the Delaware General Corporation Law of the State of Delaware (the “DGCL”), the Registrant’s Certificate of Incorporation provides its directors will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL gives the Registrant the power, subject to certain conditions and limitations, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of the Registrant) by reason of the fact that the person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.  Article X of the Registrant’s Certificate of Incorporation provides Section 145 coverage of indemnification and advancement of expenses to each person who is or was a director or officer of the Registrant or is or was a director or officer of the Registrant serving at the Registrant’s request as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust or employee benefit plan, to the fullest extent permitted under Delaware law.

The Registrant maintains insurance for the benefit of its directors and officers to insure these persons against certain liabilities, including liabilities under the securities laws.

The Registrant enters into indemnification agreements with each of its directors and executive officers.  The indemnification agreements supplement existing indemnification provisions of the Registrant’s Certificate of Incorporation and Bylaws and, in general, provide for indemnification of and advancement of expenses to the indemnified party, subject to the terms and conditions provided in the indemnification agreement. The indemnification agreements also establish processes and procedures for indemnification claims, advancement of expenses and other determinations with respect to indemnification.

Item 7. Exemption from Registration Claimed.

None.

Item 8. Exhibits.

Exhibit No.	Description

5.1	Opinion of Stinson Morrison Hecker LLP*

23.1	Consent of Stinson Morrison Hecker LLP (included in Exhibit 5.1)*

23.2	Consent of PricewaterhouseCoopers LLP*

24.1	Power of Attorney*

99.1

1999 Stock Option Plan of SDR Technologies, Inc. (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 filed with the SEC on May 15, 2000 (File. No. 333-83171))

*      Filed herewith.

Item 9. Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 Post-Effective Amendment No. 1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Olathe, State of Kansas, on this  28th day of May, 2009.

NIC INC.,
a Delaware corporation

By:	/s/ Harry H. Herington
Name:	Harry H. Herington
Title:	Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

By:	/s/ Harry H. Herington	Chairman of the Board and Chief	May 28, 2009
Harry H. Herington		Executive Officer (Principal Executive Officer)

By:	*	Chief Financial Officer (Principal	May 28, 2009
Stephen M. Kovzan		Financial Officer and Principal Accounting Officer)

By:	*	Lead Director	May 28, 2009
Art N. Burtscher

By:	*	Director	May 28, 2009
Daniel J. Evans

By:	*	Director and Chairman Emeritus	May 28, 2009
Jeffery S. Fraser

By:	*	Director	May 28, 2009
Ross C. Hartley

By:	*	Director	May 28, 2009
Alexander C. Kemper

By:	*	Director	May 28, 2009
Pete Wilson

* By:	/s/ Harry H. Herington
Harry H. Herington, Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Stinson Morrison Hecker LLP*

23.1	Consent of Stinson Morrison Hecker LLP (included in Exhibit 5.1)*

23.2	Consent of PricewaterhouseCoopers LLP*

24.1	Power of Attorney*

99.1

1999 Stock Option Plan of SDR Technologies, Inc. (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-8 filed with the SEC on May 15, 2000 (File. No. 333-83171))

*      Filed herewith.